Exhibit 23.1

             CONSENT OF INDEDEPENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form SB-2, Amendment No. 2, of Encompass Holdings, Inc. [f.k.a. Nova Communications Ltd.] of our report dated August 19, 2005 except with respect to
Note 7 as to which the date is April 10, 2006, on our audits of the consolidated balance sheets of Encompass Holdings, Inc. [f.k.a. Nova Communications Ltd.] as of June 30, 2005 and 2004 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the two years in the period ended June 30, 2005.

We also consent to the reference made to us under the caption "Experts" in this Registration Statement on Form SB-2, Amendment No. 2.


                                                /s/ TIMOTHY L. STEERS, CPA, LLC


Portland, OR
July 27, 2006